Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS SECOND QUARTER 2023 FINANCIAL AND OPERATING RESULTS; INCREASES BASE DISTRIBUTION

MIDLAND, Texas, July 31, 2023 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the second quarter ended June 30, 2023.

SECOND QUARTER HIGHLIGHTS
•Q2 2023 average production of 21,143 bo/d (37,681 boe/d), an increase of 5.1% from Q1 2023 and 7.0% year over year; highest in Company history
•Received $2.4 million in lease bonus income
•Q2 2023 consolidated net income (including non-controlling interest) of $79.9 million; net income attributable to Viper Energy Partners LP of $30.6 million, or $0.42 per common unit
•Q2 2023 cash available for distribution to Viper’s common units (as defined and reconciled below) of $48.1 million, or $0.68 per common unit
•Increasing annual base distribution by 8% to $1.08 per common unit; declared Q2 2023 base cash distribution of $0.27 per common unit; implies a 4.1% annualized yield based on the July 28, 2023 unit closing price of $26.63
•Q2 2023 variable cash distribution of $0.09 per common unit; total base-plus-variable distribution of $0.36 per common unit implies a 5.4% annualized yield based on the July 28, 2023 unit closing price of $26.63
•Repurchased 0.9 million common units in Q2 2023 for $24.3 million, excluding excise tax (average price of $26.61 per unit)
•Total Q2 2023 return of capital to LP unitholders of $36.1 million, or $0.51 per common unit, represents 75% of cash available for distribution from unit repurchases and the declared base-plus-variable distribution
•Increased borrowing base from $580.0 million to $1.0 billion and increased the aggregate elected commitment amount from $500.0 million to $750.0 million
•285 total gross (5.9 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q2 2023 with an average lateral length of 11,403 feet
•Initiating average daily production guidance for Q3 2023 of 21,750 to 22,250 bo/d (37,500 to 38,500 boe/d), the midpoint of which implies 4.0% growth relative to Q2 2023
•Narrowing full year 2023 average daily production range to 21,000 to 21,500 bo/d (36,500 to 37,500 boe/d)

“Viper’s announcement today to increase its annual base distribution is a natural progression of our enhanced return of capital program that was implemented with second quarter earnings last year. Over the past year we have further improved our balance sheet, grown oil production by 7%, and reduced our unit count by roughly five million units. With the increased base distribution currently representing over a 4% annualized yield, Viper has the balance sheet strength and durable cash flow profile to support this level of committed return of capital through the cycle. Additionally, while we still plan to opportunistically repurchase units, this increase to our base distribution highlights our commitment to a sustainable and growing return of capital through cash distributions over the long-term,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “The results from the second quarter demonstrate the high-quality nature of Viper’s royalty assets as well as the advantaged relationship we have with Diamondback as oil production increased 5% quarter over quarter and set a fifth consecutive Company record. Looking ahead, we expect Diamondback to continue to focus their large-scale development on Viper’s high concentration royalty acreage. As a result, we have initiated production guidance for the third quarter that implies roughly 4% oil growth relative to the second quarter. Importantly, as assumed in our updated guidance, it is expected that Viper’s Diamondback-operated net oil volumes will increase over 15% for the full year 2023 with a further increase of roughly 10% expected for the full year 2024. With Diamondback doing almost exclusively large-scale development, and with Viper owning varying interests across the different developments, this growth will not always be ratable from quarter to quarter, but we expect the trend of meaningful growth on an annual basis to continue.”

FINANCIAL UPDATE

Viper’s second quarter 2023 average unhedged realized prices were $72.40 per barrel of oil, $1.09 per Mcf of natural gas and $19.07 per barrel of natural gas liquids, resulting in a total equivalent realized price of $46.14/boe.

Viper’s second quarter 2023 average hedged realized prices were $71.39 per barrel of oil, $0.65 per Mcf of natural gas and $19.07 per barrel of natural gas liquids, resulting in a total equivalent realized price of $44.97/boe.

During the second quarter of 2023, the Company recorded total operating income of $160.8 million and consolidated net income (including non-controlling interest) of $79.9 million.

As of June 30, 2023, the Company had a cash balance of $13.1 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $654.4 million, resulting in net debt (as defined and reconciled below) of $641.3 million. Viper’s outstanding long-term debt as of June 30, 2023 consisted of $430.4 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $224.0 million in borrowings on its revolving credit facility, leaving $526.0 million available for future borrowings and $539.1 million of total liquidity.

SECOND QUARTER 2023 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

Viper announced today that the Board of Directors (the “Board”) of Viper Energy Partners General Partner declared a base distribution of $0.27 per common unit for the second quarter of 2023 payable on August 17, 2023 to eligible common unitholders of record at the close of business on August 10, 2023.

The Board also declared a variable cash distribution of $0.09 per common unit for the second quarter of 2023 payable on August 17, 2023 to eligible common unitholders of record at the close of business on August 10, 2023.

During the second quarter of 2023, Viper repurchased 0.9 million common units for an aggregate purchase price of $24.3 million, excluding excise tax (average price of $26.61 per unit). In total, since the initiation of Viper’s common unit repurchase program through June 30, 2023, the Company repurchased 12.1 million common units for an aggregate of $277.6 million, reflecting an average price of $22.98 per unit.

OPERATIONS UPDATE

During the second quarter of 2023, Viper estimates that 285 gross (5.9 net 100% royalty interest) horizontal wells with an average royalty interest of 2.1% were turned to production on its acreage position with an average lateral length of 11,403 feet. Of these 285 gross wells, Diamondback is the operator of 81 gross wells, with an average royalty interest of 4.8%, and the remaining 204 gross wells, with an average royalty interest of 1.0%, are operated by third parties.

Viper’s footprint of mineral and royalty interests was 27,178 net royalty acres as of June 30, 2023.

The following table summarizes Viper’s gross well information for the second quarter ended June 30, 2023:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production(1):
Gross wells	81	204	285
Net 100% royalty interest wells	3.9	2.0	5.9
Average percent net royalty interest	4.8%	1.0%	2.1%

Horizontal producing well count:
Gross wells	1,653	4,189	5,842
Net 100% royalty interest wells	120.8	68.1	188.9
Average percent net royalty interest	7.3%	1.6%	3.2%

Horizontal active development well count:
Gross wells	110	353	463
Net 100% royalty interest wells	6.5	2.9	9.4
Average percent net royalty interest	5.9%	0.8%	2.0%

Line of sight wells:
Gross wells	206	371	577
Net 100% royalty interest wells	12.3	5.6	17.9
Average percent net royalty interest	6.0%	1.5%	3.1%
(1) Average lateral length of 11,403 feet.

The 463 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 47 gross rigs operating on Viper’s acreage, eight of which are operated by Diamondback. The 577 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s updated guidance for the full year 2023, as well as production guidance for Q3 2023.

Viper Energy Partners

Q3 2023 Net Production - MBo/d	21.75 - 22.25
Q3 2023 Net Production - MBoe/d	37.50 - 38.50
Full Year 2023 Net Production - MBo/d	21.00 - 21.50
Full Year 2023 Net Production - MBoe/d	36.50 - 37.50

Unit costs ($/boe)
Depletion	$9.75 - $10.75
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.20
Interest Expense(1)	$3.00 - $3.25

Production and Ad Valorem Taxes (% of Revenue) (2)	~8%
Cash Tax Rate (% of Pre-Tax Income Attributable to Viper Energy Partners LP)(3)	20% - 22%
Q3 2023 Cash Taxes ($ - million)(4)	$8.0 - $12.0
(1)Assumes $430.0 million in principal of senior notes and current revolver balance.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and natural gas liquids and ad valorem taxes.
(3)Pre-tax income attributable to Viper Energy Partners LP is reconciled below.
(4)Attributable to Viper Energy Partners LP.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2023 on Tuesday, August 1, 2023 at 10:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; anticipated benefits of strategic transactions (such as acquisitions or divestitures); and plans and objectives of (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash distribution policy and common unit repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine on the global energy markets and geopolitical stability; instability in the financial sector; concerns over economic slowdown or potential recession; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, the new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy Partners LP
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$13,079	$18,179
Royalty income receivable (net of allowance for credit losses)	80,765	81,657
Royalty income receivable—related party	4,384	6,260
Derivative instruments	—	9,328
Other current assets	7,566	3,196
Total current assets	105,794	118,620
Property:
Oil and natural gas interests, full cost method of accounting ($1,195,923 and $1,297,221 excluded from depletion at June 30, 2023 and December 31, 2022, respectively)	3,590,476	3,464,819
Land	5,688	5,688
Accumulated depletion and impairment	(785,286)	(720,234)
Property, net	2,810,878	2,750,273
Derivative instruments	—	442
Deferred income taxes (net of allowances)	49,124	49,656
Other assets	1,242	1,382
Total assets	$2,967,038	$2,920,373
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$19	$1,129
Accounts payable—related party	—	306
Accrued liabilities	18,127	19,600
Derivative instruments	8,349	—
Income taxes payable	1,584	911
Total current liabilities	28,079	21,946
Long-term debt, net	649,416	576,895
Derivative instruments	3,373	7
Total liabilities	680,868	598,848
Unitholders’ equity:
General Partner	609	649
Common units (71,206,622 units issued and outstanding as of June 30, 2023 and 73,229,645 units issued and outstanding as of December 31, 2022)	665,511	689,178
Class B units (90,709,946 units issued and outstanding June 30, 2023 and December 31, 2022)	782	832
Total Viper Energy Partners LP unitholders’ equity	666,902	690,659
Non-controlling interest	1,619,268	1,630,866
Total equity	2,286,170	2,321,525
Total liabilities and unitholders’ equity	$2,967,038	$2,920,373

Viper Energy Partners LP
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating income:
Royalty income	$158,197	$238,830	$319,282	$431,919
Lease bonus income—related party	1,277	—	8,348	6,280
Lease bonus income	1,134	329	1,534	2,731
Other operating income	179	163	581	295
Total operating income	160,787	239,322	329,745	441,225
Costs and expenses:
Production and ad valorem taxes	12,621	16,039	25,508	29,909
Depletion	34,064	31,962	65,051	59,373
General and administrative expenses	2,008	1,880	4,772	3,833
Total costs and expenses	48,693	49,881	95,331	93,115
Income (loss) from operations	112,094	189,441	234,414	348,110
Other income (expense):
Interest expense, net	(11,291)	(9,782)	(20,977)	(19,427)
Gain (loss) on derivative instruments, net	(12,594)	(1,889)	(27,697)	(20,248)
Other income, net	172	32	313	38
Total other expense, net	(23,713)	(11,639)	(48,361)	(39,637)
Income (loss) before income taxes	88,381	177,802	186,053	308,473
Provision for (benefit from) income taxes	8,450	6,182	17,856	8,812
Net income (loss)	79,931	171,620	168,197	299,661
Net income (loss) attributable to non-controlling interest	49,381	137,598	103,680	249,034
Net income (loss) attributable to Viper Energy Partners LP	$30,550	$34,022	$64,517	$50,627

Net income (loss) attributable to common limited partner units:
Basic	$0.42	$0.44	$0.89	$0.66
Diluted	$0.42	$0.44	$0.89	$0.66
Weighted average number of common limited partner units outstanding:
Basic	71,771	76,620	72,249	76,861
Diluted	71,771	76,729	72,249	76,978

Condensed Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$79,931	$171,620	$168,197	$299,661
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	103	—	532	—
Depletion	34,064	31,962	65,051	59,373
(Gain) loss on derivative instruments, net	12,594	1,889	27,697	20,248
Net cash receipts (payments) on derivatives	(3,997)	(6,765)	(6,212)	(17,029)
Other	579	1,505	1,222	2,893
Changes in operating assets and liabilities:
Royalty income receivable	2,273	(23,944)	892	(53,876)
Royalty income receivable—related party	31,940	(6,397)	1,876	(8,445)
Accounts payable and accrued liabilities	(49)	(5,788)	(2,583)	(5,580)
Accounts payable—related party	—	—	(306)	—
Income tax payable	(7,893)	(342)	673	2,288
Other	(4,119)	(558)	(4,370)	(513)
Net cash provided by (used in) operating activities	145,426	163,182	252,669	299,020
Cash flows from investing activities:
Acquisitions of oil and natural gas interests—related party	—	—	(75,073)	—
Acquisitions of oil and natural gas interests	(7,807)	(759)	(48,609)	1,862
Proceeds from sale of oil and natural gas interests	(67)	—	(1,975)	29,336
Other	—	—	1,200	—
Net cash provided by (used in) investing activities	(7,874)	(759)	(124,457)	31,198
Cash flows from financing activities:
Proceeds from borrowings under credit facility	73,000	100,000	191,000	144,000
Repayment on credit facility	(119,000)	(98,000)	(119,000)	(198,000)
Repayment of senior notes	—	(48,963)	—	(48,963)
Repurchased units as part of unit buyback	(24,509)	(28,949)	(57,531)	(68,209)
Distributions to public	(23,556)	(51,190)	(58,881)	(87,084)
Distributions to Diamondback	(38,363)	(64,012)	(87,729)	(107,015)
Other	(1,151)	(63)	(1,171)	(83)
Net cash provided by (used in) financing activities	(133,579)	(191,177)	(133,312)	(365,354)
Net increase (decrease) in cash and cash equivalents	3,973	(28,754)	(5,100)	(35,136)
Cash, cash equivalents and restricted cash at beginning of period	9,106	33,066	18,179	39,448
Cash, cash equivalents and restricted cash at end of period	$13,079	$4,312	$13,079	$4,312

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Production Data:
Oil (MBbls)	1,924	1,810	1,798
Natural gas (MMcf)	4,685	4,224	3,898
Natural gas liquids (MBbls)	724	633	607
Combined volumes (MBOE)(1)	3,429	3,147	3,054

Average daily oil volumes (BO/d)	21,143	20,111	19,758
Average daily combined volumes (BOE/d)	37,681	34,967	33,560

Average sales prices:
Oil ($/Bbl)	$72.40	$75.48	$106.34
Natural gas ($/Mcf)	$1.09	$2.13	$6.10
Natural gas liquids ($/Bbl)	$19.07	$24.45	$39.28
Combined ($/BOE)(2)	$46.14	$51.19	$78.20

Oil, hedged ($/Bbl)(3)	$71.39	$74.30	$105.59
Natural gas, hedged ($/Mcf)(3)	$0.65	$2.11	$4.72
Natural gas liquids ($/Bbl)(3)	$19.07	$24.45	$39.28
Combined price, hedged ($/BOE)(3)	$44.97	$50.48	$75.99

Average Costs ($/BOE):
Production and ad valorem taxes	$3.68	$4.10	$5.25
General and administrative - cash component(4)	0.51	0.76	0.51
Total operating expense - cash	$4.19	$4.86	$5.76

General and administrative - non-cash unit compensation expense	$0.08	$0.12	$0.11
Interest expense, net	$3.29	$3.08	$3.20
Depletion	$9.93	$9.85	$10.47
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, and provision for (benefit from) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, distribution equivalent rights payments and preferred distributions, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Viper further defines cash available for variable distribution as 75 percent of cash available for distribution less base distributions declared and repurchased units as part of its unit buyback program for the applicable quarter.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA, cash available for distribution and cash available for variable distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

		Three Months Ended June 30, 2023
Net income (loss) attributable to Viper Energy Partners LP		$30,550
Net income (loss) attributable to non-controlling interest		49,381
Net income (loss)		79,931
Interest expense, net		11,291
Non-cash unit-based compensation expense		259
Depletion		34,064
Non-cash (gain) loss on derivative instruments		8,597
Provision for (benefit from) income taxes		8,450
Consolidated Adjusted EBITDA		142,592
Less: Adjusted EBITDA attributable to non-controlling interest		79,679
Adjusted EBITDA attributable to Viper Energy Partners LP		$62,913

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable for the current period		$(8,345)
Debt service, contractual obligations, fixed charges and reserves		(5,342)
Lease bonus income(1)		(1,061)
Distribution equivalent rights payments		(43)
Preferred distributions		(45)
Cash available for distribution to Viper Energy Partners LP unitholders		$48,077

	Three Months Ended June 30, 2023
	Amounts	Amounts Per Common Unit
Reconciliation to cash available for variable distribution:
Cash available for distribution to Viper Energy Partners LP unitholders	$48,077	$0.68

75% Committed Return of Capital	$36,058	$0.51
Less:
Base distribution	19,226	0.27
Repurchased units as part of unit buyback(1)	10,708	0.15
Cash available for variable distribution	$6,124	$0.09

Total approved base and variable distribution per unit		$0.36

Common limited partner units outstanding		71,207
(1) Reflects amounts attributable to the common unitholders’ ownership interest in Viper Energy Partners LP.

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to Viper Energy Partners LP. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper Energy Partners LP, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to Viper Energy Partners LP unitholders.

Viper Energy Partners LP
Pre-tax income attributable to Viper Energy Partners LP
(unaudited, in thousands)

Three Months Ended June 30, 2023

Income (loss) before income taxes	$88,381
Less: Net income (loss) attributable to non-controlling interest	49,381
Pre-tax income attributable to Viper Energy Partners LP	$39,000

Income taxes payable for the current period	$8,345
Effective cash tax rate attributable to Viper Energy Partners LP	21.4%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to Viper Energy Partners LP to the non-GAAP financial measure of adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30, 2023
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP(a)	$30,550	$0.42
Net income (loss) attributable to non-controlling interest	49,381	0.69
Net income (loss)(a)	79,931	1.11
Non-cash (gain) loss on derivative instruments, net	8,597	0.12
Adjusted income excluding above items(a)	88,528	1.23
Income tax adjustment for above items	(822)	(0.01)
Adjusted net income (loss)(a)	87,706	1.22
Less: Adjusted net income (loss) attributed to non-controlling interests	54,185	0.75
Adjusted net income (loss) attributable to Viper Energy Partners LP(a)	$33,521	$0.47

Weighted average common units outstanding:
Basic		71,771
Diluted		71,771
(a) The Partnership’s earnings (loss) per diluted unit amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of common units and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to Viper Energy Partners LP, (ii) plus the reallocation of $0.1 million in earnings attributable to participating securities, divided by (iii) diluted weighted average common shares outstanding.

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	June 30, 2023	Net Q2 Principal Borrowings/(Repayments)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(in thousands)
Total long-term debt(1)	$654,350	$(46,000)	$700,350	$582,350	$675,350	$680,350
Cash and cash equivalents	(13,079)		(9,106)	(18,179)	(11,616)	(4,312)
Net debt	$641,271		$691,244	$564,171	$663,734	$676,038
(1) Excludes debt issuance costs, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Deferred Premium Puts - WTI (Cushing)	12,000	12,000	4,000	—	—	—
Strike	$55.00	$55.00	$55.00	—	—	—
Premium	$(1.80)	$(1.85)	$(1.77)	—	—	—

	Crude Oil (Bbls/day, $/Bbl)
	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Midland-Cushing Basis Swabs	4,000	4,000	—	—	—	—
Swap Price	$1.05	$1.05	—	—	—	—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Natural Gas Basis Swaps - Waha Hub	30,000	30,000	30,000	30,000	30,000	30,000
Swap Price	$(1.33)	$(1.33)	$(1.20)	$(1.20)	$(1.20)	$(1.20)

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.